Gryphon Gold Focuses on Exploration

November 30, 2006: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB)

Gryphon Gold announced today that its Board of Directors has concluded that the Company will not proceed with the construction and related financing of the Central Borealis heap leach mine at this time. This decision follows on the Company's November 27, 2006 announcement that it would be revising the gold and silver resource estimates of the Borealis heap leach mine.

As there is currently no need for production engineering capability, the Denver office will be closed. Mr. Steve Craig, VP Exploration will move to Nevada and continue to head the exploration team and Mr. Allen Gordon will no longer serve as an officer or Director of the Company.

The Company will be engaging independent consultants to complete an updated NI 43-101 compliant gold and silver resource technical report which will include the results of the drilling since March 2006 to date which were not included in the current technical report.

The Company's focus in respect of the Borealis property will be on expanding the total gold resources (of the heap leachable deposits and the Graben sulphide deposit) and exploring the six known similar geological targets on the property for additional deposits. Drilling continues on the Graben deposit and has commenced on two of the six prospective district targets. Results of these programs will be reported once all the assays have been completed and analyzed.

Gryphon Gold is a Nevada corporation in the business of acquiring and developing gold properties in North America. Gryphon Gold's principal asset is the 27.5 square mile Borealis property located in the Walker Lane gold belt of western Nevada. At present the Company has 41 million shares outstanding with a net cash balance of US$6.2 million at the second fiscal quarter end, Sept 30, 2006.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Albert J. Matter
Chairman

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

This press release was reviewed by Matt R. Bender, MBA, P.E., Vice President of Gryphon Gold, a qualified person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to reserve and resource estimates, projections, our planned exploration programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titled "Risk Factors and Uncertainties" in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.